Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-103229, 333-96957 and 333-98319 on Form S-8 of Plumas Bancorp of our report dated June27, 2013 appearing in this Annual Report on Form 11-K of the Plumas Bank 401(k) Profit Sharing Plan for the year ended December 31, 2012.

Crowe Horwath LLP

Sacramento, California

June 27, 2013